FOR IMMEDIATE RELEASE                              December 18, 2003

For further information contact:                   Pamela G. Boone
                                                   Vice President Finance, CFO
                                                   636-733-1600


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                            MAVERICK TUBE CORPORATION
    Provides Clarification on Industry Wide Cost and Selling Price Increases
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     St.  Louis,  December  18, 2003 - Maverick  Tube  Corporation  (NYSE:  MVK)
comments on unprecedented rising raw material costs and their impact on the Company's costs and selling prices.

     Gregg Eisenberg, Maverick's Chairman, President and Chief Executive Officer, stated, "There certainly is a great deal of chaos going on in the steel industry currently. Significant increases in scrap and other metallic costs have caused significant increases in the selling prices of steel. These cost increases, generally in the form of surcharges to established base prices, will impact our steel costs in the coming quarters. The amount and timing of the increases are uncertain, as portions of the cost increases could prove temporary if current surcharges abate later."

     Eisenberg went on to say, "The cost pressures facing the steel mills are worldwide, and generally affect all of our competitors as well. In light of these cost increases, there are industry wide efforts being made to pass on such costs in a timely manner. We are following these leading price efforts and expect to pass on the anticipated cost increases on all our products. No assurance can be made as to degree and timing of such price increase efforts nor our ability to maintain our market shares in the process."

     Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products used in the energy industry for drilling, production, well servicing and line pipe applications, as well as industrial tubing products (HSS, electrical conduit and standard pipe) used in various applications.

     This news release contains forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those in Maverick's Form 10-K for its year ended December 31, 2002.